MEMORANDUM

                             FT 768
                       File No. 333-109039

     The Prospectus and the Indenture filed with Amendment No. 1 of the Registration Statement on Form S-6 have been revised to reflect information regarding the execution of the Indenture and the deposit of Securities on October 9, 2003 and to set forth certain statistical data based thereon. In addition, there are a number of other changes described below.

                         THE PROSPECTUS

Cover Page   The date of the Trust has been added.

Page 3       The following information for the Trust appears:

             The   Aggregate   Value   of  Securities   initially
             deposited has been added.

             The initial number of units of the Trust.

             Sales Charge.

             The Public Offering Price per Unit as of the business day prior to the Date of Deposit.

             The Mandatory Termination Date has been added.

             The first distributions and record dates.

             The   Estimated  Long-Term  returns  and   Estimated
             Current returns (if applicable) to Unit holders as of the opening of business on the Date of Deposit.

             Essential information based on all distribution plans.

             Estimated net annual unit income.

Page 5       The   Report  of  Independent  Auditors   has   been
             completed.

Page 6       The Statement of Net Assets has been completed.

Page 7-8     The Schedule of Investment has been completed.

Back Cover   The date of the Prospectus has been included.

 THE TRUST AGREEMENT AND STANDARD TERMS AND CONDITIONS OF TRUST

              The Trust Agreement has been conformed to reflect the execution thereof.


                                CHAPMAN AND CUTLER LLP

October 9, 2003